Williams & Webster, P.S LetterHead
Certified Public Accountants & Business Consultants

Exhibit 16.1
November 10, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Diatect International Corporation Gentlemen:

We were not advised by the registrant that the registrant had filed an 8-K on November 5, 2004 terminating Williams &: Webster, P.S. ("Williams & Webster") as its certifying accountant. We became aware of the 8-K filing on Monday, November 8, 2004.

We have read Item 4 of Form 8-K dated November 5, 2004, of Diatect International Corporation and are not in agreement with the statements contained in the first two paragraphs.

Williams & Webster has been unable to complete the review of the registrant's financial statements which were filed for the quarter ended June 30, 2004. The registrant is in violation of Article 10 of Regulation S-X.

Williams & Webster is evaluating its prior reporting relationship with the registrant and, upon completion of the evaluation and recommendation of counsel, may have additional comment or actions.

Very truly yours,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

Williams & Webster, P.S LetterHead
Certified Public Accountants & Business Consultants

November 10, 2004

Diatect International Corporation
Mr. Dave Andrus
875 S. Industrial Parkway
Heber City, Utah 84032

Dear Mr. Andrus:

This is to confirm that the client-auditor relationship between Diatect International Corporation(Commission File Number CF# 0-10147) and Williams & Webster, P. S. has ceased.

Sincerely,

/s/ Williams & Webster, P.S.
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington

cc: Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 9-5
      450 Fifth Street, N.W.
      Washington, D.C. 20549